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                                                                    EXHIBIT 23.4
INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement of Standard Pacific Corporation on Form S-4 of our report dated February 25, 2000, appearing in the Annual Report on Form 10-K of The Writer Corporation for the year ended December 31, 1999, which is included as Appendix B to such Registration Statement and to the references to us under the headings "Writer Special Meeting - Accountants" and "Additional Information - Independent Public Accountants" in such Registration Statement.


/s/ DELOITTE & TOUCHE LLP

Denver, Colorado
May 12, 2000